Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-35324, 333-73252, and 333-107677 on Form S-8 of The Boeing Company of our report dated June 21, 2007, related to the financial statements and supplemental schedule of the BAO Voluntary Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Seattle, Washington

June 26, 2007